EXHIBIT 99.3

Inuvo Announces Planned Financial Leadership Transitions

Chief Financial Officer Wallace Ruiz to Retire

Derric Ciccone Named President and Chief Financial Officer

Aleesha Parris Promoted to Chief Accounting Officer

LITTLE ROCK, AR, August 11, 2026 – Inuvo, Inc. (NYSE American: INUV), a leader in artificial intelligence advertising technology, today announced that Wallace Ruiz will retire from his position as Chief Financial Officer and Derric Ciccone will be named President and Chief Financial Officer, each effective August 17, 2026. In addition, Aleesha Parris, CPA has been promoted to Chief Accounting Officer effective August 17, 2026.

Ruiz’s retirement follows 16 years of leadership and distinguished service to Inuvo. In addition to driving financial stewardship, Ruiz played a central role in shaping Inuvo’s strategy, including through the 2017 acquisition of NetSeer assets that provide the basis for IntentKey, the subsequent commercialization and scaling of IntentKey technology, the scaling of Bonfire, and through Inuvo’s more recent repositioning and transformation efforts.

“Wally is the kind of leader every organization hopes to have – impactful, sharp, and unshakeable through 16 years in a fast-moving, rapidly evolving industry,” said Rob Buchner, Chairman and Chief Executive Officer. “His contributions to Inuvo are woven into the fabric of this Company, and this organization is forever grateful for the dedication, wisdom, and expert guidance he brought to the table every single day. It has been a pleasure working with him during this capstone moment in his career. On behalf of the entire Inuvo team, I want to thank Wally for his service and wish him the best in his well-earned retirement."

Ruiz will remain with the Company in an advisory capacity through December 31, 2026, and will assist in the transitions of both the Chief Financial Officer and Chief Accounting Officer positions.

New President and Chief Financial Officer

Derric Ciccone will join Inuvo as President and Chief Financial Officer, leading the Company’s finance organization, commercial negotiations, and business transformation efforts. Ciccone brings more than 20 years of finance, operations, and commercial leadership experience across advertising, digital media, and e-commerce.

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Rob Buchner, CEO of Inuvo, said, “Derric’s deep expertise in finance and commercial operations across global advertising and digital media organizations will be instrumental as we continue to scale and transform Inuvo’s business.”

Most recently, Ciccone served as Global Chief Financial Officer of Omnicom Commerce Group, overseeing Omnicom’s global commerce groups. Previously, he was Executive Vice President of Operations and Delivery at Hero Digital, where he led delivery, client finance, client operations, resource management, offshore capabilities, and commercial management across five offices, contributing to the company’s growth and integration ahead of its acquisition.

Earlier, Ciccone held senior leadership roles across WPP, including Chief Commercial Officer for Wunderman Thompson EMEA, Chief Financial and Operating Officer for POSSIBLE EMEA, and Head of Global Client Operations for Team Shell. Across these roles, he managed businesses spanning more than 25 markets and over $1 billion in revenue. He began his career in finance and operations roles at Razorfish and MRM Worldwide.

Ciccone holds a Bachelor of Science in Finance and Management Information Systems from the State University of New York at Albany.

Chief Accounting Officer Promotion

Aleesha Parris, CPA will be appointed Chief Accounting Officer of Inuvo after serving as Vice President and Corporate Controller since returning to the Company in 2023. Parris previously served in a variety of accounting and financial reporting roles at Inuvo from 2013 to 2021. From 2021 to 2023, she served as Corporate Controller of Riverside Transport Inc. and Transco Lines, Inc.

Over her 17-year career, Parris has held increasing levels of responsibility across accounting and finance, with experience spanning corporate accounting, financial and SEC reporting, internal controls and corporate governance, financial planning and analysis, treasury and capital markets, mergers and acquisitions, and financial systems transformation. Her experience includes more than a decade with Inuvo and extensive involvement in the financial reporting, compliance, and strategic finance requirements of a publicly traded technology company. Parris is a certified public accountant in the State of Arkansas and holds both a Bachelor of Business Administration and a Master of Accountancy from the University of Central Arkansas.

“Aleesha’s promotion to Chief Accounting Officer is a reflection of eleven years of exceptional dedication, leadership, and impact,” said Buchner. “As one of the hardest-working and capable individuals in this organization, she has demonstrated the kind of strength, discipline, and tenacity that makes an organization better. This promotion is well-deserved, and I couldn’t be more pleased to see her step into it.”

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About Inuvo

Inuvo, Inc. (NYSE American: INUV) is a disruptive AI specifically designed for modeling media audiences. IntentKey® AI is a patented technology capable of identifying customer engagement based on real-time media consumption. Our models refresh every 5 minutes and know, with precision, why prospects are interested in a product or brand, in turn, predicting purchase intent 24 hours before legacy programmatic systems can respond to buying signals. Inuvo's language-based AI does not rely on consumer IDs, keeping Inuvo on the vanguard of consumer data privacy. To learn more, visit www.inuvo.com.

Safe Harbor / Forward-Looking Statements

Statements in this press release relating to Inuvo’s future plans, expectations, beliefs, intentions, and prospects are “forward-looking statements” and are subject to material risks and uncertainties. A detailed discussion of these factors and other risks that affect our business is contained in Inuvo’s Securities and Exchange Commission (SEC) filings, including our most recent reports on Form 10-K and Form 10-Q under the heading “Risk Factors.” These filings are available on the SEC’s website or on Inuvo’s website at Investor Relations – Inuvo®. All information in this press release is current as of the date of release, and Inuvo undertakes no duty to update any statement in light of new information or future events.

Investor Contact:

Wallace Ruiz

Chief Financial Officer

Tel (501) 205-8397

wallace.ruiz@inuvo.com

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